Exhibit 99

                          (Ennis Logo)

                          Press Release
   2441 Presidential Parkway (bullet) Midlothian, Texas 76065
 (bullet) Phone 972.775.9801 (bullet) Fax 800.579.4271 (bullet)
                          www.ennis.com


FOR IMMEDIATE RELEASE              FOR ADDITIONAL INFORMATION
                                   CONTACT:   Keith S. Walters,
                                   Chairman, President & CEO
                                   (800) 752-5386
Midlothian, Texas, October 6, 2005


                 ENNIS NAMES RICHARD TRAVIS CFO

Financial Veteran Brings 25 Years Financial Management Experience to Company

Ennis, Inc. (NYSE:EBF) today announced the appointment of Richard
L. Travis, Jr. as Vice President - Finance and Chief Financial Officer. Mr. Travis, who is age 50, replaces Harve Cathey, Vice President, Finance and Chief Financial Officer who is retiring. The appointment is effective November 1, 2005.

"Rick Travis, an accomplished executive with extensive corporate financial experience in a variety of sectors, is the ideal person to step into the CFO role and help guide our Company as we enter our next phase of growth," said Keith Walters, Ennis' Chairman, President & Chief Executive Officer. "We will miss Harve Cathey and wish him the best in his retirement as he has served faithfully and diligently for 37 years with the Company," noted Mr. Walters.

Most recently, Mr. Travis was Chief Financial Officer of Peerless Mfg. Co. in Dallas, TX. Previously, he served in a variety of senior financial roles as Chief Financial Officer for TrinTel Communications, Inc., CT Holdings, Inc., and Texwood Industries, Inc.

Mr. Travis is a Certified Public Accountant and a graduate of Florida Atlantic University.

About Ennis
-----------
     Ennis, Inc. (www.ennis.com) (formerly Ennis Business Forms, Inc.) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has 40 production and distribution facilities located throughout 15 states, Mexico and Canada, strategically located to serve the Company's national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Printing Segment and Apparel Segment. There are three groups within the Printing Segment: the Forms Solutions Group, Promotional Solutions Group, and Financial
Solutions Group. The Apparel Segment consists entirely of the Apparel Solutions Group. The Forms Solutions Group is primarily engaged in the business of manufacturing and selling business forms and other printed business products. The Promotional Solutions Group is primarily engaged in the business of design, production and distribution of printed and electronic media, presentation products, flexographic printing, advertising specialties and Post-it (registered trademark) Notes. The Financial Solutions Group designs, manufactures and markets printed forms and specializes in internal bank forms, secure and negotiable documents and custom products. The Apparel Solutions Group manufactures T-Shirts and distributes T-Shirts and other activewear apparel through six distribution centers located throughout North America.